Exhibit 10.1

AMENDMENT NO. 4 TO MASTER SERVICES AGREEMENT

This Amendment No. 4 to the Master Services Agreement (“Amendment”) dated as of July 1, 2007, the “Execution Date,” is by and between Textron Inc. (“Textron”), a Delaware corporation, having a principal place of business at 40 Westminster Street, Providence, Rhode Island 02903-2596 and Computer Sciences Corporation (“CSC”), a Nevada corporation, having a principal place of business at 2100 E. Grand Avenue, El Segundo, California 90245.

WHEREAS, Textron and CSC are parties to that certain Master Services Agreement, dated October 27, 2004 (together with all its attachments, the “Agreement”), which has been given the contract number TXT2004-0020, as amended by Amendment No. 1, dated March 31, 2006, and Amendment No. 2, dated September 1, 2006, and Amendment No. 3, dated the same as this Amendment No. 4.

WHEREAS, Textron and CSC (collectively, the “Parties” and each, a “Party”) desire to amend the Agreement, pursuant to Section 25.8 of the MSA, as herein provided.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SMALL SITE SERVICE MODEL

The Parties have developed an alternate service model for Textron Service Recipients that meet certain criteria, generally small or remote locations.  Numerous sections of the Agreement are amended to reflect the changes related to the new model.

I.	MSA Section 3 (Services)

A new Subsection 3.10 is hereby added to Section 3 (Services) and shall read as follows:

“3.10    Small Sites

Certain Textron Service Recipients may not require the full scope of Services described herein.  If the Service Recipient would be better served by a reduced service offering, it may opt for the Small Site service model, provided that the site meets the criteria for eligibility.  Additional terms, described in Schedules, Attachments and Amendments, also apply.

3.10.1 This model applies to all geographic regions.

3.10.2  Participation in this model is optional to Service Recipients that qualify.

3.10.3   Where Services have been removed or altered, Textron accepts additional responsibility and associated risk commensurate with the shift in responsibility.

3.10.4    If a site meets the eligibility requirements (see Schedule A Definitions), and the Business Unit wishes to designate the site as a Small Site, then both Textron and CSC must agree to the designation, which agreement shall not be unreasonably withheld.

3.10.5     Once designated as a Small Site, the site must retain this status for a minimum of six (6) months before requesting a change back to full service.

3.10.6      If a Small Site’s Workstation count grows above the eligibility cap, the site will not lose its eligibility until the count exceeds the cap by 25%.  In this event, the site may no longer be designated a Small Site.  The site will return to the full service model in accordance with agreed upon procedures and time frames.

3.10.7      This model is a discreet service delivery solution and, if adopted, must be utilized in its entirety.  A Service Recipient may not adopt only some of its features and not others.

3.10.8       Small Sites are required to follow Textron standards for infrastructure services and equipment, where responsibility for the services or equipment has shifted back to Textron.

3.10.9       Once approved by both Parties, a minimum of thirty (30) days is required to process a Service Recipient request for Small Site designation and pricing.  After such time, the site will be officially recognized as a Small Site beginning on the first day of the next calendar month.

3.10.10     The Small Site scope of services compares to the full scope of services as follows:

a.	Unchanged: WAN; Service Desk; Email

b.	Changed: Midrange; TEMS; Workstations; Network Printers

c.	Removed from CSC Scope: LAN; Voice Systems

d.	Not Applicable: Mainframe

The Parties will perform their respective responsibilities under this model as further described in the Policy and Procedures Manual, the Schedules, and the Tower Service Agreements, as amended.”

II.	Schedule A (Definitions)

A.	Small Site

The following definition is hereby added, in alphabetical order, to Schedule A:

“Small Site – means any location meeting the following 2 criteria: (a) less than or equal to seventy-five (75) Workstations; (b) located more than twenty (20) miles away from a Textron site where at least one full-time CSC support staff member is stationed.  These criteria confirm eligibility only; actual designation as a Small Site may be subject to certain approvals or other conditions, as agreed upon by the Parties.”

B.	Supported Device

The following sentence is hereby added to the end of the definition of Supported Device:

“This definition also includes Workstations in use at Small Sites; such devices shall be designated WS-Supported Device.”

III.	Attachment 2 (Midrange Services)

A.	Appendix 2A (Service Description)

1.	Section 4 (Responsibility Matrix)
In the section titled “Backup and Restores” the following new line item is hereby added, between items 56 and 57 (the row of headings is provided for reference purposes only):

No.	Backup and Restores	CSC	Textron
56.5	For Small Sites, perform on-site touch labor portions of data backup, such as tape flipping, and removal and storage of tape on-site.		X

2.	For purposes of the Small Site service model, all other aspects of Midrange Services, as described in Appendix 2A, remain unchanged.

B.	Appendix 2C (Pricing)

1.	Section 2 (Pricing Description)

a.	Subsection 2.a.6., regarding Remote Servers, is modified to read as follows (additional language appears in italics):

“There are three (3) Service Level classifications (Gold, Silver, and Bronze) and the Service Levels are defined in the Midrange Service Level Agreement.  The expectation for gold is mission critical Servers; silver is production; and bronze is test, lab, and other Servers.  Textron may designate a Server as bronze, regardless of its location.  All Servers at Small Sites must be designated as bronze.  The criteria for Gold, Silver, and Bronze Service are as follows: ….”

b.	Subsection 2.c.5., regarding SAN, is hereby added to Appendix 2C (Pricing) and shall read as follows:

“SAN pricing does not apply to Small Sites; it is replaced by the Small Site DAS Resource Unit.  Billable DAS quantities, at Small Sites, are based on the total amount of disk space that is available for storing user data.  This would be the total OEM specified capacity of a disk drive minus the capacity reserved for media defect compensation, disk size equalization, RAID parity or mirroring, and metadata.”

c.	Subsection 2.e. is modified to read as follows (additional language appears in italics):

“Midrange peripheral devices and backup and tapes and disks are included as part of the Resource Units specified in this Appendix 2C and there shall be no additional charge for such devices or supplies, except as noted for Small Sites.  Following the designation of a Service Recipient as a Small Site, any additional or replacement backup devices (e.g., tape drives, tape libraries), media, and associated equipment maintenance will be Textron’s financial responsibility.  All backup software remains CSC’s financial responsibility.”

2.	For purposes of the Small Site service model, all other aspects of Midrange Pricing, as described in Appendix 2C, remain unchanged.

IV.	Attachment 3 (Network Services), Appendix 3A (Service Description)

A.	Section 1 (Overview)

The second paragraph is restated as follows (additional language appears in italics):

“CSC shall perform network operations and management services for Textron’s and each Service Recipient’s Supported Data Network and Supported Voice Network in an integrated manner with all other Services to be provided under the MSA, in order to provide seamless support among Textron and all Service Recipients. Note, however, that LAN services and Voice services (including Voicemail) are outside the scope of the Small Site service model.  All other Network obligations (e.g., WAN services), as described herein, do apply to Small Sites, unless otherwise expressly noted.”

B.	Section 2 (Major Functions)

A new Subsection 2.5 is hereby added to Section 2 (Major Functions) and shall read as follows:

“2.5           Small Sites

For Service Recipients designated as Small Sites, there are exceptions to the Network Services described herein.  These exceptions are listed below.

LAN

1)	LAN services will not be provided by CSC at Small Sites. The Service Recipient will be responsible for providing or procuring such services from a 3rd party.

2)	LAN Service Levels C-01, C-02, C-03, C-04 and C-10 do not apply to Small Sites. Cross-Functional Service Levels CF-01, CF-02, CF-03 and CF-04 do not apply to LAN Services or Equipment at Small Sites.

3)	LAN equipment will be provided by the Service Recipient in accordance with Textron-enforced equipment standards.

4)	Textron will buy back CSC-owned LAN equipment at the Small Site at the remaining net book value.

5)	CSC will not monitor LAN traffic on single ports.

6)	Upon Textron’s request, CSC will provide on-site and remote support on a time and materials basis at standard hourly Technician rates. (See Annex D-5.)

Voice/Voicemail

1)	Voice and Voicemail services will not be provided by CSC at Small Sites. The Service Recipient will be responsible for providing or procuring such services from a 3rd party.

2)	Voice Service Levels C-08, C-09 and C-10 do not apply to Small Sites. Cross-Functional Service Levels CF-01, CF-02, CF-03 and CF-04 do not apply to Voice Services or Equipment at Small Sites.

3)	CSC will not provide management of 3rd party telecom service agreements at Small Sites.

4)	The CSC Service Desk will develop new scripts for referring Voice System problems to the proper party.

5)	Upon Textron’s request, CSC will provide on-site and remote support on a time and materials basis at standard hourly Technician rates. (See Annex D-5.)

6)	Utilization of CSC’s Telecommunication & Expense Management service will be optional for Small Sites at a monthly flat fee for invoice processing.”

C.	For purposes of the Small Site service model, all other aspects of Network Services, as described in Appendix 3A, remain unchanged.

V.	Attachment 4 (Workstation Services)

A.	Appendix 4A (Workstation Services)
1.	Section 1 (Overview)
A new Subsection (d) is hereby added to the end of Section 1 and shall read as follows:

“(d) Supported Workstations located at Textron Small Sites shall be considered Supported Devices, and shall be identified as WS-Supported Device. As such, all Workstations in this category will be owned or leased by Textron. Textron will be responsible for associated maintenance agreements and for Refreshing the equipment according to Schedule N (Refresh). When a Textron Service Recipient becomes designated as a Small Site, Textron must purchase from CSC all CSC-owned Supported Workstations, at that location, at CSC’s remaining net book value. All other aspects of Supported Device Services, including obligations and specifications, Service Levels, and Supported Device pricing shall apply to WS-Supported Devices, unless otherwise expressly noted. Note concerning Network Printers: Full service support of Network Printers is outside the scope of the Small Site model. However, a Small Site, at its option, may classify Network Printers as a Supported Device and receive service for such devices as further described herein.”

2.	Section 2 (Major Functions)

a.	Subsection 2(b)(2) is hereby modified to read as follows (additional language appears in italics):

“Procure Supported Device Equipment – excluding WS-Supported Devices – and Software to the extent provided in Schedule B (Cross Functional Obligations);”

b.	Subsection 2(b)(7) is hereby modified to read as follows (additional language appears in italics):

“Provide Level 2 Support as necessary and Level 3 Support (consisting of vendor interaction) for all Equipment and Software comprising Supported Devices, however, on-site support by CSC (or a CSC-approved contractor) at Small Sites, if requested by Textron, will be on an hourly basis at standard Technician rates (see Annex D-5);”

c.	Subsection 2(b)(8) is hereby modified to read as follows (additional language appears in italics):

“Perform IMACs for the Supported Devices, in accordance with a reliable, consistent process that ensures the completion of IMAC activities within specified timeframes and in accordance the Systems Change Procedure, with the exception of WS-Supported Devices, for which all on-site support, including installations and other IMAC activity, will be at Textron’s request only and will be chargeable on an hourly basis at standard Technician rates (see Annex D-5);”

d.	A new Subsection 2(b)(18) is hereby added to the end of Section 2 and shall read as follows:

“Provide support for Email services, including Email accounts for WS-Supported Devices.”

3.	Section 3 (Process Specifications)

a.	Subsection 3(a) is modified to read as follows (additional language appears in italics):

“CSC shall provide onsite Workstation Services for Supported Workstations and Supported Devices– excluding WS-Supported Devices unless expressly requested by Textron – at Textron-designated locations as shown on Schedule C, which locations may be modified from time to time by Textron in accordance with the applicable Change Control Procedure;”

b.	Subsection 3(n) is modified to read as follows (additional language appears in italics):

“CSC shall perform proactive maintenance of the Supported Workstations and Supported Devices – including WS-Supported Devices to the extent it can be done remotely – to minimize downtime;”

c.	Subsection 3(o) is modified by adding language to the end of the paragraph as indicated here in italics:

“…and reliably support Textron’s and Service Recipient’s Supported Devices, resolve Supported Device Problems and correct Supported Device performance degradations, except as stated otherwise herein;”

4.	For purposes of the Small Site service model, all other aspects of Workstation Services, as described in Appendix 4A, remain unchanged.

B.	Appendix 4C (Pricing)

1.	Section 2 (Pricing Description)

Subsection 2.e. is modified to read as follows (additional language appears in italics):

“Resource Units for IMACs are based on the number of IMACs completed in a calendar month and may be classified into one of three categories: (1) Hard IMAC at a Campus, (2) Hard IMAC at a Non-Campus location, and (3) Soft IMAC. Hard IMACs do not apply to Small Sites.”

VI.	Attachment 5 (Service Desk Services), Appendix 5C (Pricing)

A.	Section 2 (Pricing Description)

Subsection 2.1. is modified to read as follows (additional language appears in italics):

“The “Per-Seat Charge” for a particular month shall be calculated by multiplying the number of Supported Workstations and WS-Supported Devices on the fifteenth day of such month by the per-seat Resource Unit charge set forth in Section 4 of this Appendix 5C.  For avoidance of doubt, the Per-Seat Charge shall cover all contacts (as described in Section 2.2(b) below) from Authorized Users.

For purposes of this Appendix 5C, an “Authorized User” is a person who uses (if even on a part time basis), and is associated in the service desk system with, a Supported Workstation or WS-Supported Device.  CSC shall, in its service desk system, include persons identified in writing by Textron as an Authorized User.  The name of the Authorized User and the identification of that user’s associated workstation must be included in the service desk system for a person to be considered an Authorized User.”

VII.	Miscellaneous

A.	Defined Terms. All capitalized terms which are used but not otherwise defined herein shall have the meanings set forth in the Agreement.

B.
Other Provisions Unchanged.  This Amendment No. 3 supersedes all prior agreements, oral or written, related to the subject matter hereof.  This Amendment No. 3 may not be modified except as agreed in writing by the Parties as a duly executed modification to the Agreement.  Except as specifically amended hereby, all other provisions of the Agreement shall remain in full force and effect.

C.
References/Incorporation.  All references in the MSA and Amendments to “this Agreement”, “herein”, “hereof” and words of similar import shall be deemed to refer to the entire Agreement as amended by this Amendment No. 3.  This Amendment No. 3 is hereby incorporated into, and is made a part of, the Agreement.  This Amendment No. 3 is subject to, and shall be governed by, all the terms and conditions of the Agreement, except to the extent such terms are expressly modified by this Amendment No. 3.  In the event of a conflict or inconsistency between the terms of the Agreement and those of this Amendment No. 3, the latter shall govern.

D.
Effective Date.  This Amendment No. 4 shall be retroactively effective as of    August 15, 2006, despite a later Execution Date, as this is the date the Parties agreed to and on which the program was first implemented.

IN WITNESS WHEREOF, the Parties hereto have, through duly authorized officials, executed this Amendment No. 4 as of the Execution Date.

Textron, Inc.		Computer Sciences Corporation

By:	/s/Gary Cantrell	By:	/s/James J. Buchanan
Gary Cantrell		James J. Buchanan
Vice President and Chief Information Officer		Contracts Director
Textron Information Services		TMG Western Region